Exhibit 99.1

For release:	July 28, 2008

Contact:	Financial	Media
	Thomas M. McGeehan	J. Nicole Pryor
	Interim Chief Financial Officer	Senior Corporate Counsel
	(610) 660-3676	(610) 660-6803
	tmcgeehan@uaigroupinc.com	npryor@uaigroupinc.com
United America Indemnity, Ltd. Reports Second Quarter 2008 Results
     George Town, Grand Cayman, Cayman Islands (July 28, 2008) — United America Indemnity, Ltd. (NASDAQ:INDM) today reported an operating loss per share of $0.22 per diluted share for the three months ended June 30, 2008, which includes an increase to prior accident year reserves of $16.5 million compared to operating income of $0.67 per diluted share for the three months ended June 30, 2007. Book value per share at June 30, 2008 increased 1.1% to $24.16 compared to $23.89 at December 31, 2007.
Selected financial data for the three months ended June 30, 2008 included:
•	An operating loss of $7.4 million or $0.22 per diluted share, a decrease of 129.7% compared to operating income of $25.0 million or $0.67 per diluted share for the three months ended June 30, 2007. The impact on operating loss was $12.0 million or $0.35 per diluted share from the $16.5 increase in prior accident year loss reserves for the three months ended June 30, 2008. The impact on operating income was $8.7 million or $0.23 per diluted share from the $12.3 million decrease to prior accident year loss reserves for the three months ended June 30, 2007.

•	Net loss of $9.0 million or $0.26 per diluted share, a decrease of 134.6% compared to net income of $25.9 million or $0.69 per diluted share for the three months ended June 30, 2007.

•	A 7.7%, or $65.1 million, decrease in shareholders’ equity at June 30, 2008 to $777.2 million compared to $842.3 million as of March 31, 2008.

•	A 0.4% decrease in book value per share to $24.16 at June 30, 2008 compared to book value per share of $24.25 at March 31, 2008.

•	A 1.4% decrease in tangible book value per share to $21.10 at June 30, 2008 compared to $21.41 at March 31, 2008.
Selected operating data for the three months ended June 30, 2008 included:
•	A combined ratio of 121.0 compared to 87.8 for the three months ended June 30, 2007.

•	An increase in net prior year accident year loss reserves of $16.5 million, which includes a $0.4 million reduction in the reinsurance reserve allowance, compared to a decrease of net prior year loss reserves of $12.3 million in the same period of 2007.

•	A current accident year combined ratio of 104.6 compared to 96.8 for the three months ended June 30, 2007.

•	A 29.8% decline in gross premiums written to $104.3 million compared to $148.7 million for the three months ended June 30, 2007.

•	A $5.4 million or 2.8% increase in reinsurance receivables, net of collateral, to $195.9 million compared to March 31, 2008, or 0.3 x shareholders’ equity at June 30, 2008.

Selected financial data for the six months ended June 30, 2008 included:
•	Operating income of $0.7 million or $0.02 per diluted share, a decrease of 98.5% compared to $47.4 million or $1.26 per diluted share for the six months ended June 30, 2007. The impact on operating income was $12.0 million or $0.35 per diluted share from the $16.5 increase in prior accident year loss reserves for the six months ended June 30, 2008. The impact on operating income was $9.7 million or $0.26 per diluted share from the $13.9 million decrease to prior accident year loss reserves for the six months ended June 30, 2007.

•	Net loss of $1.5 million or $0.04 per diluted share, a decrease of 103.2% compared to net income of $48.5 million or $1.30 per diluted share for the six months ended June 30, 2007.

•	A 7.1%, or $59.1 million, decrease in shareholders’ equity at June 30, 2008 to $777.2 million compared to $836.3 million as of December 31, 2007.

•	A 1.1% increase in book value per share to $24.16 at June 30, 2008 compared to book value per share of $23.89 at December 31, 2007.

•	A 0.2% increase in tangible book value per share to $21.10 at June 30, 2008 compared to $21.07 at December 31, 2007.
Selected operating data for the six months ended June 30, 2008 included:
•	A combined ratio of 110.7 compared to 88.9 for the six months ended June 30, 2007.

•	An increase in net prior year accident year loss reserves of $16.5 million, which includes a $0.4 million reduction in the reinsurance reserve allowance, compared to $13.9 million decrease in net prior accident year loss reserves in the same period of 2007.

•	A current accident year combined ratio of 103.0 compared to 94.0 for the six months ended June 30, 2007.

•	A 32.5% reduction in gross premiums written to $203.4 million compared to $301.2 million for the six months ended June 30, 2007.

•	A $3.0 million or 1.5% decrease in reinsurance receivables, net of collateral, to $195.9 million compared to December 31, 2007, or 0.3 x shareholders’ equity at June 30, 2008.
United America Indemnity’s Three Months Ended June 30, 2008 Results
United America Indemnity (the “Company’s”) recorded an operating loss of $7.4 million ($0.22 per diluted share) for the three months ending June 30, 2008, a decrease of 129.7% compared to operating income of $25.0 million ($0.67 per diluted share) for the same period in 2007. The operating loss for the three months ended June 30, 2008 included a $16.5 million pre-tax decrease ($12.0 million after tax or $0.35 per diluted share) due to the increase in net loss and loss adjustment expense, partially offset by the decrease in the reinsurance reserve allowance. Operating income for the three months ended June 30, 2007 included a $12.3 million pre-tax increase ($8.7 million after tax or $0.23 per diluted share) due to a reduction in net prior year loss reserves of $10.9 million and a reduction in the reinsurance reserve allowance of $1.4 million.
     A reconciliation of United America Indemnity’s operating income to net income for the three months ended June 30, 2008 and June 30, 2007 appears on the last page of this Earnings Release.

United America Indemnity’s Three Months ended June 30, 2008 and 2007 Gross and Net Premiums Written Results by Business Unit

	Three Months Ended June 30,
	(Dollars in thousands)
	Gross Premiums Written		Net Premiums Written
	2008	2007	2008	2007
Insurance Operations
Penn-America	$49,167	$79,327	$45,515	$74,895
United National	23,360	34,801	20,082	29,773
Diamond State	22,329	29,324	18,578	24,574

Total Insurance Operations	94,856	143,452	84,175	129,242

Reinsurance Operations
Wind River	9,462	5,231	1,034	1,272

Total	$104,318	$148,683	$85,209	$130,514

Insurance Operations: Gross premiums written for the three months ended June 30, 2008 decreased 29.8%, and net premiums written for the three months ended June 30, 2008 decreased 34.7%, compared to the same period in 2007.
     Penn-America — Gross premiums written and net premiums written for the three months ended June 30, 2008 decreased 38.0% and 39.2%, respectively, compared to the same period in 2007. The $30.2 million decline in gross premiums written is comprised of a reduction of $12.3 million due to terminations of business that did not meet the Company’s profitability requirements, a reduction of $9.9 million from coastal catastrophe prone areas, and $8.0 million is due to price decreases in aggregate of approximately 4.0% and other market factors.
     United National — Gross premiums written and net premiums written for the three months ended June 30, 2008 decreased 32.9% and 32.5%, respectively, compared to the same period in 2007. The $11.4 million decline in gross premiums written is comprised of a reduction of $0.4 million from a terminated 100% reinsured property program, $5.3 million is due to terminations of business that did not meet the Company’s profitability requirements and the remaining $5.7 million is due to price decreases in aggregate of approximately 4.0% and other market factors.
     Diamond State - Gross premiums written and net premiums written for the three months ended June 30, 2008 decreased 23.9% and 24.4%, respectively, compared to the same period in 2007. The $7.0 million decline in gross written premiums consists of a reduction of $1.7 million due to terminations of business that did not meet the Company’s profitability requirements and the remaining $5.3 million is due to price decreases in aggregate of approximately 5.0% and other market factors.
     Wind River Reinsurance Company, Ltd. (“Wind River”): Gross premiums written for the three months ended June 30, 2008 increased 80.9% and net premiums written decreased 18.7%, excluding the intercompany reinsurance treaty, compared to the same period in 2007. The increase in gross premiums written is due to increased participation on one of the Company’s reinsurance treaties offset partially by termination of a treaty that did not meet the Company’s profitability requirements. The decrease in net premiums written is due to the terminated treaty that did not meet the Company’s profitability requirements.
United America Indemnity’s Three Months ended June 30, 2008 and 2007 Combined Ratio
The combined ratio is a key measure of insurance profitability. A summary of the components comprising the combined ratio is as follows:

	Three Months Ended June 30,
	2008	2007
Loss Ratio:
Current Accident Year	66.7	64.1
Changes to Prior Accident Year	16.4	(9.0)

Loss Ratio — Calendar Year	83.1	55.1
Expense Ratio	37.9	32.7

Combined Ratio	121.0	87.8

•	The calendar year loss ratio increased 28.0 points from 55.1 in 2007 to 83.1 in 2008.
•	The impact of changes to prior accident years was 25.4 points resulting from an increase of prior accident year loss reserves of $16.5 million in 2008 compared to $12.3 million reduction of prior accident year loss reserves in 2007. The increase in accident year loss reserves in 2008 primarily consists of a $21.0 million increase in casualty lines, offset partially by a decrease of $4.5 million in property lines. The decrease in accident year loss reserves in 2007 primarily consists of a $6.1 million decrease in casualty lines and $6.2 million decrease in property lines.

•	The current accident year loss ratio increased 2.6 points from 64.1 in 2007 to 66.7 in 2008 due to both property and casualty lines.
•	Property Loss Ratio — Increased 3.3 points from 55.9 in 2007 to 59.2 in 2008. The increase consists of a 4.2 point increase in the catastrophe loss ratio from 3.6 in 2007 to 7.8 in 2008 offset partially by a decline of 0.9 points on the non-catastrophe loss ratio from 52.3 in 2007 to 51.4 in 2008.

•	Casualty loss ratio — Increased 2.4 points from 68.4 in 2007 to 70.8 in 2008 primarily due to increased loss trends.
•	Expense ratio — The 5.2 point increase is primarily a result of the decline in net premiums earned.
United America Indemnity, Ltd. — Other Financial Data for the Three Months ended June 30, 2008
     The Company ended the second quarter of 2008 with cash and invested assets of $1,674.7 million, a decrease of $90.1 million from March 31, 2008. The decrease in cash and invested assets is primarily due to United America repurchasing 2.6 million shares of its stock for $36.9 million during the second quarter of 2008, the redemption of $15.0 million of junior subordinated debentures and $27.4 million in unrealized losses. Cash flow used by operating activities for the three months ended June 30, 2008 was $6.1 million compared to cash flow provided by operating activities of $47.1 million for the same period in 2007. The $45.3 million reduction in net premiums written is the primary reason for the operating cash flow decrease.
     Net investment income for the three months ended June 30, 2008 decreased by 11.6% to $17.1 million compared to $19.3 million for the same period in 2007. Net investment income included $0.1 million in limited partnership distributions for the three months ended June 30, 2007. Excluding limited partnership distributions, net investment income decreased 11.1% compared to the same period in 2007, primarily due to reductions in short-term interest rates and the reduction of cash and invested assets.
     Net realized investment losses were $2.5 million for the quarter ended June 30, 2008 compared to net realized investment gains of $1.5 million for the quarter ended June 30, 2007. Net realized investment losses for the quarter ended June 30, 2008 consist primarily of net losses of $1.1 million relative to market value declines in our convertible portfolios, other than temporary impairments of $1.7 million relative to our equity portfolios, offset by net gains of $0.3 million relative to bond portfolios. The net realized investment gains for the quarter ended June 30, 2007 consist primarily of net gains of $0.3 million relative to bond portfolios, net gains of $1.1 million relative to our equity portfolios, and net gains of $0.1 million relative to our convertible portfolio.
     Reinsurance receivables net of collateral at June 30, 2008 were $195.9 million and the ratio of reinsurance receivables net of collateral to shareholders’ equity was 0.3 at June 30, 2008. The aggregate amount of collateral securing the reinsurance receivables held by the Company was $486.6 million at June 30, 2008.
United America Indemnity’s Six Months Ended June 30, 2008 Results
     United America Indemnity recorded operating income of $0.7 million ($0.02 per diluted share) for the six months ending June 30, 2008, a decrease of 98.5% compared to $47.4 million ($1.26 per diluted share) for the same period in 2007. Operating income for the six months ended June 30, 2008 included a $16.5 million pre-tax decrease ($12.0 million after tax or $0.35 per diluted share) due to the increase in net loss and loss adjustment expense, partially offset by the decrease in the reinsurance reserve allowance. Operating income for the six months ended June 30, 2007 included a $13.9 million pre-tax increase ($9.7 million after tax or $0.26 per diluted share) due to a reduction in net prior year loss reserves of $10.9 million and a reduction in the reinsurance reserve allowance of $3.0 million.
     A reconciliation of United America Indemnity’s (the “Company’s”) operating income to net income for the six months ended June 30, 2008 and June 30, 2007 appears on the last page of this Earnings Release.

United America Indemnity’s Six Months ended June 30, 2008 and 2007 Gross and Net Premiums Written Results by Business Unit

	Six Months Ended June 30,
	(Dollars in thousands)
	Gross Premiums Written		Net Premiums Written
	2008	2007	2008	2007
Insurance Operations
Penn-America	$93,348	$159,848	$84,914	$150,575
United National	48,291	71,376	41,429	59,317
Diamond State	46,508	57,830	38,496	49,908

Total Insurance Operations	188,147	289,054	164,839	259,800

Reinsurance Operations
Wind River	15,233	12,165	2,334	4,769

Total	$203,380	$301,219	$167,173	$264,569

Insurance Operations: Gross premiums written for the six months ended June 30, 2008 decreased 32.5%, and net premiums written for the six months ended June 30, 2008 decreased 36.8%, compared to the same period in 2007.
     Penn-America — Gross premiums written and net premiums written for the six months ended June 30, 2008 decreased 41.6% and 43.6%, respectively, compared to the same period in 2007. The $66.5 million decline in gross premiums written is comprised of a reduction of $26.8 million due to terminations of business that did not meet the Company’s profitability requirements, a reduction of $22.0 million from coastal catastrophe prone areas, and $17.7 million is due to price decreases in aggregate of approximately 4.0% and other market factors.
     United National — Gross premiums written and net premiums written for the six months ended June 30, 2008 decreased 32.3% and 30.2%, respectively, compared to the same period in 2007. The $23.1 million decline in gross premiums written is comprised of a reduction of $1.7 million from a terminated 100% reinsured property program, $10.9 million is due to terminations of business that did not meet the Company’s profitability requirements and the remaining $10.5 million is due to price decreases in aggregate of approximately 4.0% and other market factors.
     Diamond State - Gross premiums written and net premiums written for the six months ended June 30, 2008 decreased 19.6% and 22.9%, respectively, compared to the same period in 2007. The $11.3 million decline in gross written premiums consists of a $2.6 million due to terminations of business that did not meet the Company’s profitability requirements and the remaining $8.7 million is due to price decreases in aggregate of approximately 5.0% and other market factors.

Wind River Reinsurance Company, Ltd. (“Wind River”): Gross premiums written for the three months ended June 30, 2008 increased 25.2% and net premiums written decreased 51.0%, excluding the intercompany reinsurance treaty, compared to the same period in 2007. The increase in gross premiums written is due to increased participation on one of the Company’s reinsurance treaties offset partially by termination of a treaty that did not meet the Company’s profitability requirements. The decrease in net premiums written is due to the terminated treaty that did not meet the Company’s profitability requirements.
United America Indemnity’s Six Months ended June 30, 2008 and 2007 Combined Ratio
The combined ratio is a key measure of insurance profitability. A summary of the components comprising the combined ratio is as follows:

	Six Months Ended June 30,
	2008	2007
Loss Ratio:
Current Accident Year	67.3	62.1
Changes to Prior Accident Years	7.7	(5.0)

Loss Ratio — Calendar Year	75.0	57.1
Expense Ratio	35.7	31.8

Combined Ratio	110.7	88.9

•	The calendar year loss ratio increased 17.9 points from 57.1 in 2007 to 75.0 in 2008.
•	The impact of changes to prior accident years is 12.7 points resulting from an increase of prior accident year loss reserves of $16.5 million in 2008 compared to a $13.9 million reduction of prior accident year loss reserves in 2007. The increase in accident year loss reserves in 2008 primarily consists of a $21.0 million increase in casualty lines, offset partially by a decrease of $4.5 million in property lines. The decrease in accident year loss reserves in 2007 primarily consists of a $7.7 million in casualty lines and $6.2 million in property lines.

•	The current accident year loss ratio increased 5.2 points in 2008 primarily due to an increase in the property loss ratio.
•	Property Loss Ratio — Increased 10.2 points from 53.1 in 2007 to 63.3 in 2008. The increase consists of a 4.0 point increase in the catastrophe loss ratio from 2.1 in 2007 to 6.1 in 2008 and a 6.2 point increase in the non-catastrophe loss ratio from 51.0 in 2007 to 57.2 in 2008 due primarily to increased frequency of weather-related claims and increased average severity of losses related to fires.

•	Casualty loss ratio — Increased 2.4 points from 67.0 in 2007 to 69.4 in 2008 primarily due to increased loss trends.
•	Expense ratio — The 3.9 point increase is primarily a result of the decline in net premiums earned.

United America Indemnity, Ltd. — Other Financial Data for the Six Months ended June 30, 2008
     The Company ended the second quarter of 2008 with cash and invested assets of $1,674.7 million, a decrease of $90.5 million from December 31, 2007. The decrease in cash and invested assets is primarily due to United America repurchasing 2.9 million shares of its stock for $42.9 million during the six month period ending June 30, 2008, the redemption of $15.0 million of junior subordinated debentures during the second quarter of 2008 and $24.8 million in unrealized losses. Cash flow used by operating activities for the six months ended June 30, 2008 was $1.7 million, compared to cash flow provided by operations of $93.3 million for the same period in 2007. The $97.4 million reduction in net premiums written is the primary reason for the operating cash flow decrease.
     Net investment income for the six months ended June 30, 2008 decreased by 8.7% to $34.9 million compared to $38.2 million for the same period in 2007. Net investment income included $0.4 million in limited partnership distributions for the six months ended June 30, 2007. Excluding limited partnership distributions, net investment income decreased 7.8% compared to the same period in 2007, primarily due to reductions in short-term interest rates and the reduction of cash and invested assets.
     Net realized investment losses were $3.6 million for the six months ended June 30, 2008, compared to net realized investment gains of $1.8 million for the six months ended June 30, 2007. Net realized investment losses for the six months ended June 30, 2008 consist primarily of net losses of $1.9 million relative to market value declines in our convertible portfolios, other than temporary impairment losses of $1.8 million, offset by net gains of $0.2 million mainly in our bond portfolios. The net realized investment gains for the six months ended June 30, 2007 consist primarily of net gains of $0.9 million relative to bond portfolios, net of other than temporary impairment losses of $0.02 million, net gains of $1.9 million relative to our equity portfolios, offset by net losses of $1.1 million relative to our convertible portfolio.
     Reinsurance receivables, net of collateral at June 30, 2008, decreased 1.5% or $3.0 million to $195.9 million from $198.9 million on December 31, 2007. The ratio of reinsurance receivables net of collateral to shareholders’ equity was 0.3 at June 30, 2008 compared to 0.2 at December 31, 2007. The aggregate amount of collateral securing the reinsurance receivables held by the Company was $486.6 million at June 30, 2008. Reinsurance receivables, gross of collateral at June 30, 2008, decreased 5.2% or $37.2 million to $682.5 million from $719.7 million at December 31, 2007.
About United America Indemnity, Ltd.
United America Indemnity, Ltd. (NASDAQ:INDM), through its several direct and indirect wholly owned subsidiary insurance and reinsurance companies, is a national and international provider of excess and surplus lines and specialty property and casualty insurance and reinsurance, both on an admitted and non-admitted basis. The Company’s four principal divisions include:
•	Insurance Operations:

•	Penn-America, which includes property and general liability products for small commercial businesses distributed through a select network of wholesale general agents with specific binding authority;

•	United National, which includes property, general liability, and professional lines products distributed through program administrators with specific binding authority;

•	Diamond State, which includes property, general liability, and professional lines products distributed through wholesale brokers and program administrators with specific binding authority.
•	Reinsurance Operations:
•	Wind River Reinsurance Company, Ltd., a Bermuda based treaty and facultative reinsurer of excess and surplus lines and specialty property and casualty insurance.
For more information, visit the United America Indemnity, Ltd. website at www.uai.ky.
Teleconference and Webcast for Interested Parties
     Larry A. Frakes, President and Chief Executive Officer of United America Indemnity Ltd., and Thomas McGeehan, Interim Chief Financial Officer of United America Indemnity, Ltd. will conduct a teleconference for interested parties on July 29, 2008 at 8:30 a.m. Eastern Time to discuss the second quarter 2008 results.
     To participate in the teleconference, please telephone (800) 230-1092 (U.S. and Canada) or (612) 288-0337 (International) and you will be greeted by an operator. Please reference UAI Second Quarter Earnings Release Call or reference Larry Frakes.
     The teleconference is being webcast by AT&T and can be accessed at the Company’s website at www.uai.ky. Please access the site at least 15 minutes prior to the teleconference to register, download and install any necessary software. The webcast is also being distributed over AT&T’s Audio-Only Web ConferenceCast. To access live or archived event, please use this URL: http://65.197.1.5/att/confcast, Conference ID#: 1112797349 and click GO.
     The teleconference will be available for replay beginning at 10:30 a.m. Eastern Time on July 29, 2008 until 11:59 p.m. August 29, 2008. To listen to the replay, please telephone (800) 475-6701 (U.S. and Canada) or (320) 365-3844 (International) then enter 931127.
Forward-Looking Information
     This release contains forward-looking information about United America Indemnity, Ltd. and the operations of United America Indemnity, Ltd. that is intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. These statements can be identified by the use of forward-looking terminology such as “believe,” “expect,” “may,” “will,” “should,” “project,” “plan,” “seek,” “intend,” or “anticipate” or the negative thereof or comparable terminology, and include discussions of strategy, financial projections and estimates and their underlying assumptions, statements regarding plans, objectives, expectations or consequences of the transactions, and statements about the future performance, operations, products and services of the companies.
     The business and operations of United America Indemnity, Ltd. is and will be subject to a variety of risks, uncertainties and other factors. Consequently, actual results and experience may materially differ from those contained in any forward-looking statements. Such risks, uncertainties and other factors that could cause actual results and experience to differ from those projected include, but are not limited to, the following: (1) the ineffectiveness of United America Indemnity, Ltd.’s business strategy due to changes in current or future market conditions; (2) the effects of competitors’ pricing policies, and of changes in laws and regulations on competition, including industry consolidation and development of competing financial products; (3) greater frequency or severity of claims and loss activity than United America Indemnity, Ltd.’s underwriting, reserving or investment practices have anticipated; (4) decreased level of demand for United America Indemnity, Ltd.’s insurance products or increased competition due to an increase in capacity of property and casualty insurers; (5) risks inherent in establishing loss and loss adjustment expense reserves; (6) uncertainties relating to the financial ratings of United America Indemnity, Ltd.’s insurance subsidiaries; (7) uncertainties arising from the cyclical nature of United America Indemnity, Ltd.’s business; (8) changes in United America Indemnity, Ltd.’s relationships with, and the capacity of, its general agents; (9) the risk that United America Indemnity, Ltd.’s reinsurers may not be able to fulfill obligations; (10) investment performance and credit risk; and (11) uncertainties relating to governmental and regulatory policies. The foregoing review of important factors should be read in conjunction with the other cautionary statements that are included in United America Indemnity, Ltd.’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007, as well as in the materials filed and to be filed with the U.S. Securities and Exchange Commission (SEC). United America Indemnity, Ltd. does not make any commitment to revise or update any forward-looking statements in order to reflect events or circumstances occurring or existing after the date any forward-looking statement is made.
#   #   #
Note: Tables Follow

UNITED AMERICA INDEMNITY, LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars and shares in thousands, except per share data)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2008	2007	2008	2007
Gross premiums written	$104,318	$148,683	$203,380	$301,219

Net premiums written	$85,209	$130,514	$167,173	$264,569

Net premiums earned	$100,673	$136,585	$213,730	$275,022
Investment income, net	17,072	19,317	34,858	38,185
Net realized investment gains (losses)	(2,480)	1,542	(3,550)	1,767

Total revenues	115,265	157,444	245,038	314,974

Net losses and loss adjustment expenses	83,644	75,244	160,294	157,085
Acquisition costs and other underwriting expenses	38,112	44,662	76,307	87,544
Corporate and other operating expenses	2,521	2,893	6,455	6,457
Interest expense	2,188	2,899	4,727	5,804

Income (loss) before income taxes	(11,200)	31,746	(2,745)	58,084
Income tax expense (benefit)	(2,091)	5,950	(1,526)	10,024

Net income (loss) before equity in net income of partnership	(9,109)	25,796	(1,219)	48,060
Equity in net income (loss) of partnership, net of tax	(26)	191	(469)	361

Net income (loss) before discontinued operations	(9,135)	25,987	(1,688)	48,421
Discontinued operations, net of tax	164	(39)	157	120

Net income (loss)	$(8,971)	$25,948	$(1,531)	$48,541

Weighted average shares outstanding — basic	33,777	37,199	34,239	37,156

Weighted average shares outstanding — diluted	33,981	37,495	34,453	37,483

Net income (loss) per share — basic	$(0.27)	$0.70	$(0.04)	$1.31

Net income (loss) per share — diluted	$(0.26)	$0.69	$(0.04)	$1.30

Combined ratio analysis:
Loss ratio	83.1	55.1	75.0	57.1
Expense ratio	37.9	32.7	35.7	31.8

Combined ratio	121.0	87.8	110.7	88.9

Certain prior period amounts have been reclassified to conform to the 2008 presentation. Earnings per share includes results of discontinued operations. The presentation above is not in conformity with generally accepted accounting principles (GAAP) which requires earnings per share for discontinued operations to be disclosed separately.

UNITED AMERICA INDEMNITY, LTD.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share data)

ASSETS	As of	As of
	June 30,	December 31,
	2008	2007
Bonds:
Available for sale securities, at fair value (amortized cost: 2008 - $1,285,040 and 2007 - $1,356,439)	$1,286,339	$1,370,566
Preferred shares:
Available for sale securities, at fair value (cost: 2008 - $14,006 and 2007 - $11,802)	12,881	11,883
Common shares:
Available for sale securities, at fair value (cost: 2008 - $60,376 and 2007 - $61,032)	64,960	73,794
Other invested assets:
Available for sale securities, at fair value (cost: 2008 - $24,818 and 2007 - $24,563)	61,474	64,539

Total investments	1,425,654	1,520,782

Cash and cash equivalents	248,998	244,321
Agents’ balances	58,494	64,719
Reinsurance receivables	682,495	719,706
Federal income taxes receivables	3,167	—
Deferred federal income taxes	17,723	8,219
Deferred acquisition costs	40,375	52,505
Goodwill	84,246	84,246
Intangible assets	22,016	22,520
Prepaid reinsurance premiums	27,407	29,218
Other assets	26,225	28,936

Total assets	$2,636,800	$2,775,172

LIABILITIES AND SHAREHOLDERS’ EQUITY

Liabilities:

Unpaid losses and loss adjustment expenses	$1,501,229	$1,503,237
Unearned premiums	179,994	228,363
Federal income taxes payable	—	3,455
Ceded balances payable	21,497	15,758
Contingent commissions	4,431	9,600
Notes and debentures payable	121,996	137,602
Other liabilities	30,473	40,881

Total liabilities	1,859,620	1,938,896

Shareholders’ equity:
Common shares, $0.0001 par value	4	4
Additional paid-in capital	522,219	519,980
Accumulated other comprehensive income	23,404	40,172
Treasury Stock	(91,458)	(48,422)
Retained earnings	323,011	324,542

Total shareholders’ equity	777,180	836,276

Total liabilities and shareholders’ equity	$2,636,800	$2,775,172

UNITED AMERICA INDEMNITY, LTD.
SUMMARY OF OPERATING INCOME
(Dollars and shares in thousands, except per share data)

	For the Three Months		For the Six Months
	Ended June 30,		Ended June 30,
	2008	2007	2008	2007
Operating income (loss)	$(7,415)	$24,954	$725	$47,401

Adjustments:
Net realized investment gains (losses), net of tax	(1,556)	994	(2,256)	1,140

Total after-tax adjustments	(1,556)	994	(2,256)	1,140

Net income (loss)	$(8,971)	$25,948	$(1,531)	$48,541

Weighted average shares outstanding — basic	33,777	37,199	34,239	37,156

Weighted average shares outstanding — diluted	33,981	37,495	34,453	37,483

Operating income (loss) per share — basic	$(0.22)	$0.67	$0.02	$1.28

Operating income (loss) per share — diluted	$(0.22)	$0.67	$0.02	$1.26

Note Regarding Operating Income
In managing its business and evaluating its performance, United America Indemnity’s management focuses on operating income. Operating income is a non-GAAP financial measure used by management as a measure of performance. It is calculated as net income less after-tax net realized investment gains (losses), less after-tax gain and one-time charges from discontinued operations, less any after-tax extraordinary gains or losses. Operating income is not a substitute for net income determined in accordance with GAAP, and investors should not place undue reliance on this measure.